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                                                                     Exhibit 5.1

                                 April 28, 2000

Manufacturers' Services Limited
300 Baker Avenue
Suite 106
Concord, Massachusetts  01742

                  Re:         MANUFACTURERS' SERVICES LIMITED

Ladies and Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 12,650,000 shares of Common Stock, $.001 par value (the "Shares"), of Manufacturers' Services Limited, a Delaware corporation (the "Company"). The Shares are to be sold pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into among the Company and Donaldson, Lufkin & Jenrette Securities Corporation, Banc of America Securities LLC, FleetBoston Robertson Stephens Inc., Thomas Weisel Partners LLC and DLJdirect Inc., as representatives of the underwriters named therein.

         We have acted as counsel for the Company in connection with its proposed issuance and sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

         We express no opinion as to the applicability of compliance with or effect of federal law or the law of any jurisdiction other than the Commonwealth of Massachusetts and the corporate laws of the State of Delaware.


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Manufacturers' Services Limited        -2-                        April 28, 2000

         Based on the foregoing, we are of the opinion that the shares have been duly authorized and, when the Shares have been issued and sold and the Company has received the consideration in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

         We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters".

         It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                Very truly yours,

                                /s/ Ropes & Gray

                                Ropes & Gray